Exhibit 5.1

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
T +1 202 637 5600
F +1 202 637 5910
www.hoganlovells.com

May 7, 2015

Board of Directors

Western Alliance Bancorporation

One E. Washington Street, Suite 1400

Phoenix, Arizona 85004

Ladies and Gentlemen:

We are acting as counsel to Western Alliance Bancorporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the public offering of the securities of the Company that may be offered and sold by the Company or certain selling securityholders from time to time and on a delayed or continuous basis as set forth in the prospectus dated May 7, 2015 (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion letter is delivered in connection with the proposed resale offering (the “Offering”) of up to 70,500 shares of Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.0001 per share (the “Preferred Stock”) and depositary shares in lieu of fractional shares of the Preferred Stock (the “Depositary Shares”). The Preferred Stock was originally issued by the Company pursuant to a securities purchase agreement between the Company and the United States Department of the Treasury (“Treasury”), dated September 27, 2011 (the “Purchase Agreement”), and as described in a prospectus supplement dated May 7, 2015 constituting a part of the Registration Statement. The Depositary Shares may be resold in lieu of whole shares of the Preferred Stock in the event Treasury requests that the Preferred Stock be deposited with a depositary under a depositary arrangement entered into in accordance with the terms of the Purchase Agreement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante  Amsterdam  Baltimore  Beijing  Berlin  Brussels  Caracas  Colorado  Springs  Denver  Dubai  Dusseldorf  Frankfurt   Hamburg  Hanoi  Ho Chi Minh City  Hong Kong  Houston  London  Los Angeles  Madrid  Miami  Milan  Moscow  Munich   New York  Northern Virginia  Paris  Philadelphia  Prague  Rome  San Francisco  Shanghai  Silicon  Valley  Singapore  Tokyo  Ulaanbaatar  Warsaw  Washington DC  Associated offices:  Budapest  Jakarta  Jeddah  Riyadh  Zagreb. For more information see www.hoganlovells.com

Board of Directors Western Alliance Bancorporation	May 7, 2015

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1)	The shares of Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable; and

2)	with respect to any Depositary Shares that may be issued, when: (a) the related deposit agreement has been duly authorized and validly executed and delivered by the Company and by an entity appointed by the Company as depositary (the “Depositary”) deemed acceptable to Treasury in accordance with the Purchase Agreement and meeting the qualifications stated in the related deposit agreement; (b) the terms of the Depositary Shares and of the issuance and sale thereof have been established so as not to violate any applicable law or the Company’s articles of incorporation or bylaws, each as then in effect, or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court, regulatory authority or other governmental body having jurisdiction over the Company; (c) the related shares of Preferred Stock have been deposited with the Depositary; and (d) the depositary receipts representing the Depositary Shares have been duly executed, authenticated, countersigned, registered and issued, sold and delivered in the manner and for the consideration stated in the applicable deposit agreement and the applicable definitive purchase, underwriting or similar agreement, and upon payment of the consideration therefor provided for therein, the Depositary Shares will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report on Form 8-K and to the reference to this firm under the caption “Legal Matters” in the prospectus supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

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